Exhibit 16.1


February 23, 2007


Mr. Paul Mobley, Chairman of the Board
Noble Romans, Inc.
One Virginia Avenue, Suite 800
Indianapolis, Indiana   46204

Dear Mr. Mobley:

     Effective immediately Larry E. Nunn & Associates, L.L.C., is resigning as the principal independent accountants of Noble Roman's, Inc. (the "Company"). We have decided to discontinue the business of auditing financial statements of public companies currently.

     The reports for the Company's past two fiscal years contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     During the Company's most two most recently completed fiscal years and the subsequent interim period preceding the date hereof, there were no disagreements with the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which would have caused us to make reference to the subject matter of the disagreements in connection with our audit report.

     We have appreciated the professional and positive relationship with the Company and its management. You have our assurance to cooperate with the successor auditors and our hopes for your continued success.


Very truly yours,


/s/ Larry E. Nunn & Associates, LLC

Larry E. Nunn & Associates, LLC